Exhibit 99.(c)(5)

Risks Should Not Be Underestimated 5-year plan high level – not bottom-up, detailed budget $2 billion of unidentified opportunities included in plan Oil production and prices Project overruns and delays Regulatory risks Capital markets – access, cost, rates, yield Sustaining capex held flat Securing customer commitments for expansions Litigation

Investors Are Factoring In Risks Pre-offer close $84.41 Post-offer trading around offer price, more than 73 million shares traded Analysts’ discounted targets = less than $100 Sophisticated investors with capital not interested

Credit Constraints Relationship between KMP and KMI limits options Must keep KMP investment grade Current separation 0-1 notches Concessions/obligations allow for further separation – 3-4 notches $1 billion contingent equity Dividend eliminated Change name of KMI Independent minority investor in GP with bankruptcy veto Independent GP directors have bankruptcy veto Non-consolidation opinion Difficult/impossible to institute as public company Diminishes equity value